UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2020

____________________

SELECT INTERIOR CONCEPTS, INC.

(Exact name of Registrant as Specified in Its Charter)

____________________

Delaware	001-38632	47-4640296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Parkway, Suite 1760 Atlanta, Georgia		30339
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 701-4737

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SIC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously disclosed, in June 2018, Select Interior Concepts, Inc. (the “Company”), and certain of its subsidiaries entered into an amended and restated loan, security and guaranty agreement, dated as of June 28, 2018, (“SIC Credit Facility”), with the Bank of America, N.A., as lender (“Bank of America”).  The SIC Credit Facility is due and payable in full on June 28, 2023.  The Company increased its borrowings under the SIC Credit Facility by $25 million on March 16, 2020, which resulted in remaining availability of $36.2 million as of March 16, 2020.

The revolving loans under the SIC Credit Facility bear interest at a floating rate equal to an index rate (which the Company can elect between an index based on a LIBOR based rate or an index based on a Prime, Federal Funds or LIBOR based rate) plus an applicable margin. The applicable margin is determined quarterly based on the borrowers’ average daily availability (calculated by reference to their accounts receivable and inventory that comprise their borrowing base) during the immediately preceding fiscal quarter. Upon the occurrence of certain events of default under the SIC Credit Facility, the interest rate applicable to the obligations thereunder may be increased by two hundred basis points (2.00%).

The Company increased its borrowings under the SIC Credit Facility as a precautionary measure in order to increase its cash position and preserve financial flexibility considering current uncertainty in the global markets resulting from the COVID-19 outbreak. In accordance with the terms of the SIC Credit Facility, the proceeds from the borrowings may be used for operational purposes, including working capital, general corporate or other purposes permitted by the SIC Credit Facility.

Item 8.01 Other Events

Eighth Amendment to Financing Agreement with Cerberus Business Finance, LLC

On February 7, 2020, Architectural Granite & Marble, LLC and Pental Granite and Marble, LLC (together, the “Borrowers”), each a subsidiary of Select Interior Concepts, Inc. entered into that certain Eighth Amendment to Financing Agreement (the “Eighth Amendment”) with the financial institutions party thereto, as lenders, and Cerberus Business Finance, LLC (“Cerberus”), as agent for the lenders. The Eighth Amendment further amends the Financing Agreement, dated as of February 28, 2017 and as amended, by and among the Borrowers, the financial institutions party thereto, as lenders, and Cerberus, as agent for the lenders (as amended, the “Financing Agreement”).  Capitalized terms used but not otherwise defined in this Current Report on Form 8-K shall have the meanings ascribed to such terms in the Financing Agreement.

The Eighth Amendment revises certain leverage ratio covenant requirements.  The required leverage ratio at March 31, 2020 to December 31, 2020 is increased to 3.90 and is reduced to 3.75 at March 31, 2021 and each fiscal quarter ending thereafter.

The foregoing summary of the Eighth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Eighth Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statement and Exhibits

Exhibit	Description

10.1

Eighth Amendment to Financing Agreement, dated as of February 7, 2020, by and among Architectural Granite & Marble, LLC and Pental Granite and Marble, LLC, as borrowers, the financial institutions party thereto, as lenders, and Cerberus Business Finance, LLC, as agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 19, 2020	SELECT INTERIOR CONCEPTS, INC.

	By:	/s/ Tyrone Johnson
Name: Tyrone Johnson
Title: Chief Executive Officer